Great Western Bancorp, Inc. Announces Fiscal Year 2015 First Quarter Financial Results
Financial Highlights

•	First quarter net income was $26.7 million, or $0.46 per share

•	Noninterest expense management drove an efficiency ratio[1] of 48.5% for the quarter

•	Asset quality remained solid with net recoveries at (0.06)% of total loans and the allowance for loan losses increasing to 0.74% of total loans

•	Total loans grew $199.3 million, or 2.9%, and deposits grew $187.0 million, or 2.7%, compared to September 30, 2014

Sioux Falls, SD - January 28, 2015 - Great Western Bancorp, Inc. (NYSE: GWB) today reported net income of $26.7 million, or $0.46 per share, for the quarter ended December 31, 2014, compared to net income of $28.6 million, or $0.49 per share, for the same quarter of fiscal year 2014. Provision for loan losses was $3.3 million in the current quarter compared to $(0.9) million (i.e., release of provision for loan losses) in the first quarter of fiscal year 2014, an increase of $4.2 million. Higher provision for loan losses was partially offset by stronger net interest income and lower noninterest expenses. Asset quality metrics continue to remain strong and trend positively.
“We are pleased with our financial performance for the quarter and the momentum it provides for the remainder of the fiscal year,” said Ken Karels, President and Chief Executive Officer of Great Western Bancorp, Inc. “We were able to deliver strong net income, recorded sound loan and deposit growth, further rationalized our branch footprint and continued the trend of reducing our cost of deposits, which dates to fiscal year 2011. We have a strong platform in place with balanced and diversified lending exposure. In addition, we have very limited exposure to energy which should be reassuring to our shareholders in light of current economic conditions.”
Presentation of Results for Loans at Fair Value and Related Derivatives
In the normal course of business, the Company manages interest rate risk by entering into fixed-to-floating interest rate swaps related to all fixed-rate loans with original terms longer than five years it extends to customers. The Company has elected to account for these loans using the Fair Value Option, with a similar treatment applied to the related derivatives. Previously, the Company presented the changes in fair value of these loans related to both interest rates and credit quality in interest income and the Company presented the changes in fair value of the derivatives in noninterest expense. Changes in fair value related to interest rates on the loans and changes in fair value of the derivatives were completely offset in any reporting period. Seeking to improve the clarity and comparability of its financial statements, the Company has elected to change its presentation of the changes in fair value related to these loans and derivatives by presenting these changes in two separate line items in noninterest income. Changes in fair value related to these loans, both related to interest rates and credit quality, will now be presented in net increase (decrease) in fair value of loans at fair value within noninterest income, and changes in fair value related to these derivatives will now be presented in net realized and unrealized gain (loss) on derivatives within noninterest income. This change in presentation is consistent with how the Company has presented its adjusted net interest income, adjusted noninterest expense, adjusted net interest margin and adjusted efficiency ratio on a non-GAAP basis to reflect the net effect of these changes in fair value related to interest rates.
In connection with this change, the Company has determined that the current realized gain (loss) on the derivatives should have been presented within noninterest income. Previously, the current realized gain (loss) on the derivatives was presented in interest income on a net basis with interest income recognized on the loans. Based on an evaluation of quantitative and qualitative factors, the Company believes correcting the presentation of the current realized gain (loss) on the derivatives is not material to its financial statements previously presented and has not impacted the Company’s net income for any period presented. Because the Company believes that, economically, the current realized gain (loss) on the derivatives increases (decreases) the fixed interest income received from customers (as historically presented), the Company presented a non-GAAP adjusted net interest margin and adjusted loan yield to reflect the underlying economics.

1 This is a non-GAAP measure management believes is helpful to understanding trends in the business that may not be fully apparent based only on the most comparable GAAP measure. Further information on this measure and a reconciliation to the most comparable GAAP measure is provided at the end of this document.

The change in presentation and reclassification of current realized gain (loss) on derivatives discussed above been reflected for all periods presented in this release and all supplementary financial data accompanying this release for purposes of comparability.
Net Interest Income and Net Interest Margin2, 3
Net interest income increased $3.2 million, or 4%, from $81.2 million for the first quarter of fiscal year 2014 to $84.4 million for the first quarter of fiscal year 2015. Higher interest income on loans and lower deposit interest expense were partially offset by lower interest income from the investment portfolio, which comprises a smaller portion of interest-earning assets in the first quarter of fiscal year 2015 as a result of higher loan growth compared to deposit growth over the last year which was partially funded by run-off of investments.
Net interest margin was 3.91%, 4.10% and 3.98%, respectively, for the quarters ended December 31, 2014, September 30, 2014, and December 31, 2013. Adjusted net interest margin1, which adjusts for the realized gain (loss) on interest rate swaps, was 3.67%, 3.86% and 3.77%, respectively, for the same periods. Net interest margin and adjusted net interest margin1 for the first quarter of fiscal year 2015 were impacted by the fact that the proceeds from the Company's initial public offering were held on deposit at Great Western Bank by the majority selling shareholder for most of the quarter. These funds earned marginal interest income and drove each measure lower by approximately 9 basis points. The remaining changes were driven by lower loan yields, partially offset by lower cost of deposits.
Loan growth for the quarter ended December 31, 2014 was $199.3 million, or 2.9%, compared to September 30, 2014. The majority of the growth for the quarter occurred in the commercial real estate ($104.5 million) and agribusiness ($106.8 million) segments of the portfolio, consistent with strategy. Management believes a portion of the growth in agribusiness loans during the quarter was driven by customers' tax planning strategies and may be repaid in the next quarter. Deposits grew by $187.0 million, or 2.7% compared to September 30, 2014, driven in large part by successful campaigns to grow business and consumer balances. Average cost of deposits for the quarter was 0.33%, down 5 basis points compared to the same quarter in fiscal year 2014, driven by continuing change in the mix of the deposit portfolio.
Provision for Loan Losses and Asset Quality
Provision for loan losses was $3.3 million for the quarter ended December 31, 2014, compared to $(0.9) million in the same quarter of fiscal year 2014. The provision recorded during the quarter was predominantly driven by a small number of loan relationships for which management determined that additional specific allowance was required. Net charge-offs for the quarter were a net recovery of $(1.0) million, or (0.06)% of total loans on an annualized basis, and the ratio of allowance for loan losses to total loans increased from 0.70% at September 30, 2014 to 0.74% at December 31, 2014.
At December 31, 2014, nonperforming loans were $68.5 million compared to $78.9 million at September 30, 2014, a 13% improvement, with $29.5 million of the balance at December 31, 2014, covered by FDIC loss-sharing arrangements. OREO balances improved by approximately 12%, declining by $6.1 million during the quarter, with $10.6 million of OREO covered by FDIC loss-sharing arrangements.
Noninterest Income3
Noninterest income was $7.9 million for the quarter ended December 31, 2014, a decrease of 27% compared to the first quarter of fiscal year 2014. Included within noninterest income are the changes in fair value of certain loans for which the Company has elected the fair value option and the net gain (loss), realized and unrealized, of the related derivatives used to manage the interest rate risk on these loans. For the first quarter of fiscal year 2015, these two components of noninterest income accounted for a net charge of $7.5 million, compared to a net charge of $4.3 million in the same quarter of fiscal year 2014. The increase was primarily driven by a $2.7 million charge related to a change in the fair value, related to credit, of one loan relationship that was ultimately charged off during the quarter.

2 All references to net interest income and net interest margin are presented on a fully-tax equivalent basis unless otherwise noted.
3 Amounts and results discussed in this section are affected by the changes discussed in "Presentation of Results for Loans at Fair Value and Related Derivatives."

Aside from the increased net charges related to loans at fair value and the related derivatives, noninterest income remained strong, driven primarily by the Company's portion of recoveries related to acquired loans and improved trust services revenue. Service charges and other fee income and gains on sales of originated mortgage loans both remained in line with the previous quarter and the same quarter of fiscal year 2014.
Noninterest Expense3
Total noninterest expense was $47.1 million for the quarter ended December 31, 2014, a decrease of 2% or $1.2 million compared to the same quarter in fiscal year 2014. The decrease in noninterest expense was driven in large part by a $2.4 million decrease in amortization of intangible assets, partially offset by a $0.9 million increase in net OREO costs and higher audit and consulting fees incurred as a result of being a public company. Costs related to management long-term incentives issued as part of the IPO were largely offset by lapses of incentives related to historical incentive plans during the quarter. The efficiency ratio1 was 48.5% for the quarter, compared to 47.4% for the same quarter of fiscal year 2014.
Capital
Tier 1 and total capital ratios were 11.8% and 12.9%, respectively, at December 31, 2014 and September 30, 2014. Retained earnings increased during the quarter, offset by the impact of higher risk weighted assets primarily driven by loan growth.
As disclosed this morning, the Company’s board of directors declared a dividend of $0.12 per common share payable on February 23, 2015 to owners of record as of close of business on February 12, 2015.
Business Outlook
“Fiscal year 2015 is shaping up to be a solid year for us,” noted Karels. “We continue to recruit great bankers to serve new and existing markets in our footprint and find ways to control our cost base while continuing to provide the outstanding service our customers deserve. Our loan growth during the quarter outpaced expectations due in part to our customers' tax planning strategies, and while some of that growth may be paid down in the March quarter, we believe it is indicative of a strong underlying pipeline of new business. As was noted last quarter, we face continued challenges in competition for lending growth due to persistent lower interest rates. We also made good progress growing business and consumer deposits during the quarter, which puts us in a position to fund loan growth through the remainder of the year.”
Conference Call
Great Western Bancorp, Inc. will host a conference call to discuss its financial results for the first quarter of fiscal year 2015 on Wednesday, January 28, 2015 at 7:30 AM (CT). The call can be accessed by dialing (888) 317-6016 approximately 10 minutes prior to the start time. Please ask to be joined into the Great Western Bancorp, Inc. (GWB) call. International callers should dial (412) 317-6016. The call will also be broadcast live over the Internet and can be accessed in the Investor Relations section of Great Western’s website at www.greatwesternbank.com. A replay will be available beginning one hour following the conference call and ending on February 12, 2015. To access the replay, dial (877) 344-7529 (U.S.) and use conference ID #10058830. International callers should dial (412) 317-0088 and enter the same conference ID number.
About Great Western Bancorp, Inc.
Great Western Bancorp, Inc. is the holding company for Great Western Bank, a full-service regional bank focused on relationship-based business and agribusiness banking. As of September 30, 2014, Great Western Bank had nearly $9.4 billion in total assets and 163 branches in seven states: South Dakota, Iowa, Nebraska, Colorado, Arizona, Kansas and Missouri. Great Western Bank offers small and mid-sized businesses a focused suite of financial products and a range of deposit and loan products to retail customers through several channels, including the branch network, online banking system, mobile banking applications and customer care centers. To learn more about Great Western Bank visit www.greatwesternbank.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements about Great Western’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. In particular, the statements included in this press release concerning Great Western’s expected performance and strategy, and the interest rate environment, in fiscal year 2015 are not historical facts and are forward-looking. Accordingly, the forward-looking statements in this press release are only predictions and involve estimates, known and unknown risks, assumptions and uncertainties that could cause actual results to differ materially from those expressed. All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed in the sections titled “Item 1A. Risk Factors” and "Cautionary Note Regarding Forward-Looking Statements" in Great Western’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014. Further, any forward-looking statement speaks only as of the date on which it is made, and Great Western undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

GREAT WESTERN BANCORP, INC.
Consolidated Financial Data (Unaudited)
(Dollars in thousands except per share amounts)

	At and for the three months ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Operating Data:
Interest and dividend income (FTE)	$92,082	$92,265	$89,077	$85,994	$89,803
Interest expense	7,669	7,715	7,778	7,929	8,630
Noninterest income	7,900	8,501	10,314	10,140	10,826
Noninterest expense	47,092	48,318	54,279	49,326	48,299
Provision for loan losses	3,319	2,749	1,500	(2,690)	(875)
Net income	26,697	27,875	22,503	25,970	28,604
Earnings per common share[2]	$0.46	$0.48	$0.39	$0.45	$0.49

Performance Ratios:
Net interest margin (FTE)	3.91%	4.10%	4.03%	3.96%	3.98%
Adjusted net interest margin (FTE)[1]	3.67%	3.86%	3.80%	3.73%	3.77%
Return on average total assets	1.10%	1.19%	0.98%	1.15%	1.23%
Return on average common equity	7.39%	7.69%	6.25%	7.41%	7.98%
Return on average tangible common equity[1]	15.8%	16.3%	14.2%	17.3%	18.5%
Efficiency ratio[1]	48.5%	49.0%	54.8%	50.6%	47.4%

Capital:
Tier 1 capital ratio	11.8%	11.8%	12.1%	12.4%	12.1%
Total capital ratio	12.9%	12.9%	13.1%	13.6%	13.4%
Tier 1 leverage ratio	9.1%	9.1%	9.3%	9.4%	8.9%
Tangible common equity / tangible assets[1]	8.3%	8.2%	8.3%	8.4%	8.0%

Asset Quality:
Nonperforming loans	68,454	78,905	80,838	90,468	119,666
OREO	43,442	49,580	54,190	77,223	52,726
Nonperforming loans / total loans	0.98%	1.16%	1.21%	1.39%	1.84%
Net charge-offs (recoveries)	(983)	2,269	1,615	6,226	(1,080)
Net charge-offs (recoveries) / average total loans	(0.06)%	0.13%	0.10%	0.39%	(0.07)%
Allowance for loan losses / total loans	0.74%	0.70%	0.70%	0.72%	0.86%

NOTE: Certain line items within Operating Data and Performance Ratios have changed from previous disclosures due to the changes noted in "Presentation of Results for Loans at Fair Value and Related Derivatives."

[1] This is a non-GAAP financial measure we believe is helpful to interpreting our financial results. See the table at the end of this document for the calculation of the measure and reconciliation to the most comparable GAAP measure.

[2] Share dilution calculated for the quarter represented approximately 0.1% of shares outstanding and, as such, diluted EPS equals EPS for all periods presented.

GREAT WESTERN BANCORP, INC.
Consolidated Income Statement (Unaudited)
(Dollars in thousands)

	For the three months ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Interest and dividend income
Loans	$84,344	$84,477	$80,797	$77,933	$81,403
Taxable securities	5,687	6,173	6,598	6,623	6,969
Nontaxable securities	13	18	33	15	14
Dividends on securities	250	217	351	199	201
Federal funds sold and other	284	56	99	116	184
Total interest and dividend income	90,578	90,941	87,878	84,886	88,771
Interest expense
Deposits	6,015	6,136	6,319	6,430	6,879
Securities sold under agreements to repurchase	146	158	153	143	146
FHLB advances and other borrowings	946	860	752	803	1,037
Related party notes payable	232	231	229	227	234
Subordinated debentures and other	330	330	325	326	334
Total interest expense	7,669	7,715	7,778	7,929	8,630
Net interest income	82,909	83,226	80,100	76,957	80,141
Provision for loan losses	3,319	2,749	1,500	(2,690)	(875)
Net interest income after provision for loan losses	79,590	80,477	78,600	79,647	81,016
Noninterest income
Service charges and other fees	10,398	10,477	9,695	9,370	10,662
Net gain on sale of loans	1,544	1,653	1,323	947	1,616
Casualty insurance commissions	316	196	321	298	258
Investment center income	573	660	577	589	591
Net gain on sale of securities	51	84	—	6	—
Trust department income	1,068	891	942	1,000	905
Net increase (decrease) in fair value of loans at fair value	17,100	(1,602)	13,886	8,730	(9,110)
Net realized and unrealized gain (loss) on derivatives	(24,605)	(4,781)	(17,797)	(12,436)	4,837
Other	1,455	923	1,367	1,636	1,067
Total noninterest income	7,900	8,501	10,314	10,140	10,826
Noninterest expense
Salaries and employee benefits	24,088	23,928	24,126	23,030	24,021
Occupancy expenses, net	4,024	3,913	4,894	4,486	4,233
Data processing	4,828	5,442	4,354	4,724	5,028
Equipment expenses	956	1,251	1,077	995	1,027
Advertising	728	1,360	1,213	1,089	1,084
Communication expenses	1,173	1,108	1,046	1,242	1,114
Professional fees	3,572	2,609	3,620	3,106	2,898
Net (gain) loss from sale of repossessed property and other assets	(368)	(37)	(1,564)	(279)	(571)
Amortization of core deposits and other intangibles	2,313	2,768	4,069	4,690	4,688
Other	5,778	5,976	11,444	6,243	4,777
Total noninterest expense	47,092	48,318	54,279	49,326	48,299
Income before income taxes	40,398	40,660	34,635	40,461	43,543
Provision for income taxes	13,701	12,785	12,132	14,491	14,939
Net income	$26,697	$27,875	$22,503	$25,970	$28,604

NOTE: Certain line items within Interest and Dividend Income, Noninterest Income and Noninterest Expense have changed from previous disclosures due to the changes noted in "Presentation of Results for Loans at Fair Value and Related Derivatives."

GREAT WESTERN BANCORP, INC.
Summarized Consolidated Balance Sheet (Unaudited)
(Dollars in thousands)

	As of
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Assets
Cash and due from banks	$428,186	$256,639	$235,077	$423,148	$408,173
Securities	1,263,983	1,341,242	1,395,768	1,316,338	1,384,671
Total loans	6,986,765	6,787,467	6,678,501	6,531,763	6,487,893
Allowance for loan losses	(51,820)	(47,518)	(47,038)	(47,153)	(56,069)
Loans, net	6,934,945	6,739,949	6,631,463	6,484,610	6,431,824
Goodwill and other intangible assets	709,723	712,036	714,803	718,872	723,562
Other assets	304,424	321,563	315,172	331,912	325,181
Total assets	$9,641,261	$9,371,429	$9,292,283	$9,274,880	$9,273,411

Liabilities and stockholders' equity
Noninterest-bearing deposits	$1,381,887	$1,303,015	$1,294,131	$1,268,925	$1,318,975
Interest-bearing deposits	5,857,319	5,749,165	5,772,981	5,983,759	5,866,662
Total deposits	7,239,206	7,052,180	7,067,112	7,252,684	7,185,637
Securities sold under agreements to repurchase	190,585	161,687	185,620	204,793	188,399
FHLB advances and other borrowings	575,085	575,094	435,097	230,100	340,104
Other liabilities	185,015	161,378	173,490	149,647	152,955
Total liabilities	8,189,891	7,950,339	7,861,319	7,837,224	7,867,095
Stockholders' equity	1,451,370	1,421,090	1,430,964	1,437,656	1,406,316
Total liabilities and stockholders' equity	$9,641,261	$9,371,429	$9,292,283	$9,274,880	$9,273,411

GREAT WESTERN BANCORP, INC.
Loan Portfolio Summary (Unaudited)
(Dollars in thousands)

	As of
	December 31, 2014	September 30, 2014	Change ($)	Change (%)
Commercial non-real estate	$1,551,607	$1,571,640	$(20,033)	(1.3)%
Agriculture	1,788,028	1,681,209	106,819	6.4%
Construction and development	285,366	314,000	(28,634)	(9.1)%
Owner-occupied CRE	1,146,670	1,151,868	(5,198)	(0.5)%
Non-owner-occupied CRE	1,033,481	922,395	111,086	12.0%
Multifamily residential real estate	180,204	152,931	27,273	17.8%
Commercial real estate	2,645,721	2,541,194	104,527	4.1%
Residential real estate	910,406	901,605	8,801	1.0%
Consumer	85,822	90,086	(4,264)	(4.7)%
Other[1]	35,311	34,243	1,068	3.1%
Total unpaid principal balance	7,016,895	6,819,977	196,918	2.9%
Less: Unamortized discount on acquired loans and unearned net deferred fees and costs and loans in process	(30,130)	(32,510)	2,380	(7.3)%
Total loans	$6,986,765	$6,787,467	$199,298	2.9%

[1] Other loans primarily include consumer and commercial credit cards and customer deposit account overdrafts.

GREAT WESTERN BANCORP, INC.
Net Interest Margin (FTE) (Unaudited)
(Dollars in thousands)

	For the three months ended
	December 31, 2014			September 30, 2014			December 31, 2013
	Average Balance	Interest (FTE)[1]	Yield / Cost[2]	Average Balance	Interest (FTE)[1]	Yield / Cost[2]	Average Balance	Interest (FTE)[1]	Yield / Cost[2]
Assets
Cash and due from banks	$442,902	$284	0.25%	$80,815	$56	0.27%	$280,671	$184	0.26%
Investment securities	1,336,235	5,950	1.77%	1,403,371	6,408	1.81%	1,471,895	7,184	1.94%
Loans, other than loans acquired with deteriorated credit quality, net	6,626,507	82,876	4.96%	6,527,721	84,292	5.12%	6,130,898	80,546	5.21%
Loans acquired with deteriorated credit quality, net	151,044	2,972	7.81%	169,287	1,509	3.54%	218,195	1,889	3.43%
Loans, net	6,777,551	85,848	5.03%	6,697,008	85,801	5.08%	6,349,093	82,435	5.15%
Total interest-earning assets	8,556,688	92,082	4.27%	8,181,194	92,265	4.47%	8,101,659	89,803	4.40%
Noninterest-earning assets	1,109,386			1,130,655			1,146,345
Total assets	$9,666,074	$92,082	3.78%	$9,311,849	$92,265	3.93%	$9,248,004	$89,803	3.85%

Liabilities and Stockholders' Equity
Noninterest-bearing deposits	$1,492,262			$1,266,733			$1,235,764
NOW, MMDA and savings deposits	4,149,871	$2,651	0.25%	3,980,578	$2,387	0.24%	3,806,620	$2,248	0.23%
CDs	1,683,865	3,364	0.79%	1,779,503	3,749	0.84%	2,057,041	4,631	0.89%
Total deposits	7,325,998	6,015	0.33%	7,026,814	6,136	0.35%	7,099,425	6,879	0.38%
Securities sold under agreements to repurchase	167,835	146	0.35%	186,477	158	0.34%	204,081	146	0.28%
FHLB advances and other borrowings	566,486	946	0.66%	490,455	860	0.70%	363,490	1,037	1.13%
Related party notes payable	41,295	232	2.23%	41,295	231	2.22%	41,295	234	2.25%
Subordinated debentures and other	56,083	330	2.33%	56,083	330	2.33%	56,083	334	2.36%
Total borrowings	831,699	1,654	0.79%	774,310	1,579	0.81%	664,949	1,751	1.04%
Total interest-bearing liabilities	8,157,697	$7,669	0.37%	7,801,124	$7,715	0.39%	7,764,374	$8,630	0.44%
Noninterest-bearing liabilities	74,540			71,608			61,606
Stockholders' equity	1,433,837			1,439,117			1,422,024
Total liabilities and stockholders' equity	$9,666,074			$9,311,849			$9,248,004
Net interest spread			3.41%			3.54%			3.41%
Net interest income and net interest margin (FTE)[1]		$84,413	3.91%		$84,550	4.10%		$81,173	3.98%
Less: Tax equivalent adjustment		1,504			1,324			1,032
Net interest income and net interest margin - ties to Statements of Comprehensive Income		$82,909	3.84%		$83,226	4.04%		$80,141	3.92%

NOTE: The amount of interest income and yield on loans other than loans acquired with deteriorated credit quality and net interest income and net interest margin differ from previous disclosures due to the changes noted in "Presentation of Results for Loans at Fair Value and Related Derivatives" and the change to presenting these measures on a fully-tax equivalent basis.

[1] These are non-GAAP financial measures we believe are helpful to interpreting our financial results. See the table at the end of this document for the calculation of the measures and reconciliation to the most comparable GAAP measure.

[2] Annualized for all partial-year periods.

Non-GAAP Measures and Reconciliation
We rely on certain non-GAAP measures in making financial and operational decisions about our business. We believe that each of the non-GAAP measures presented is helpful in highlighting trends in our business, financial condition and results of operations which might not otherwise be apparent when relying solely on our financial results calculated in accordance with U.S. generally accepted accounting principles, or GAAP.

In particular, we evaluate our profitability and performance based on our cash net income and return on average tangible common equity, each of which excludes the effects of amortization expense relating to intangible assets and related tax effects from the acquisition of us by National Australia Bank Limited and our acquisitions of other institutions. We believe these measures help highlight trends associated with our financial condition and results of operations by providing net income and return information based on our cash payments and receipts during the applicable period.
We also evaluate our profitability and performance based on our adjusted net interest income, adjusted net interest margin, adjusted interest income on loans other than loans acquired with deteriorated credit quality and adjusted yield on loans other than loans acquired with deteriorated credit quality. We adjust each of these four measures to include the current realized gain (loss) of derivatives we use to manage interest rate risk on certain of our loans, which we believe economically offsets the interest income earned on the loans. Similarly, we evaluate our operational efficiency based on our efficiency ratio, which excludes the effect of amortization of core deposit and other intangibles (a non-cash expense item) and includes the tax benefit associated with our tax-advantaged loans.
We evaluate our financial condition based on the ratio of our tangible common equity to our tangible assets. Our calculation of this ratio excludes the effect of our goodwill and other intangible assets. We believe this measure is helpful in highlighting the common equity component of our capital and because of its focus by federal bank regulators when reviewing the health and strength of financial institutions in recent years and when considering regulatory approvals for certain actions, including capital actions.
Reconciliations for each of these non-GAAP financial measures to the closest GAAP financial measures are included in the tables below. Each of the non-GAAP measures presented should be considered in context with our GAAP financial results included in this release.

GREAT WESTERN BANCORP, INC.
Reconciliation of Non-GAAP Measures (Unaudited)
(Dollars in thousands)

	For the three months ended
	December 31, 2014	September 30, 2014	June 30, 2014	March 31, 2014	December 31, 2013
Cash net income and return on average tangible common equity:
Net income	$26,697	$27,875	$22,503	$25,970	$28,604
Add: Amortization of intangible assets	2,313	2,768	4,069	4,690	4,688
Add: Tax on amortization of intangible assets	(220)	(811)	(811)	(811)	(811)
Cash net income	$28,790	$29,832	$25,761	$29,849	$32,481

Average common equity	$1,433,837	$1,438,962	$1,445,097	$1,420,933	$1,422,024
Less: Average goodwill and other intangible assets	711,088	713,462	717,104	721,529	726,208
Average tangible common equity	$722,749	$725,500	$727,993	$699,404	$695,816
Return on average common equity	7.39%	7.69%	6.25%	7.41%	7.98%
Return on average tangible common equity *	15.8%	16.3%	14.2%	17.3%	18.5%

* Calculated as cash net income divided by average tangible common equity. Annualized for quarterly periods.

Adjusted net interest income and adjusted net interest margin (fully-tax equivalent basis):
Net interest income	$82,909	$83,226	$80,100	$76,957	$80,141
Add: Tax equivalent adjustment	1,504	1,324	1,199	1,108	1,032
Net interest income (FTE)	84,413	84,550	81,299	78,065	81,173
Add: Current realized derivative gain (loss)	(5,282)	(4,978)	(4,600)	(4,389)	(4,288)
Adjusted net interest income (FTE)	$79,131	$79,572	$76,699	$73,676	$76,885

Average interest earning assets	$8,556,688	$8,181,194	$8,098,052	$8,001,112	$8,101,659
Net interest margin (FTE) *	3.91%	4.10%	4.03%	3.96%	3.98%
Adjusted net interest margin (FTE) **	3.67%	3.86%	3.80%	3.73%	3.77%

* Calculated as net interest income (FTE) divided by average interest earning assets. Annualized for quarterly periods.
** Calculated as adjusted net interest income (FTE) divided by average interest earning assets. Annualized for quarterly periods.

Adjusted interest income and adjusted yield (fully-tax equivalent basis), on loans other than loans acquired with deteriorated credit quality:
Interest income	$81,372	$82,968	$79,245	$77,048	$79,514
Add: Tax equivalent adjustment	1,504	1,324	1,199	1,108	1,032
Interest income (FTE)	82,876	84,292	80,444	78,156	80,546
Add: Current realized derivative gain (loss)	(5,282)	(4,978)	(4,600)	(4,389)	(4,288)
Adjusted interest income (FTE)	$77,594	$79,314	$75,844	$73,767	$76,258

Average loans other than loans acquired with deteriorated credit quality	$6,626,507	$6,527,721	$6,362,850	$6,224,179	$6,130,898
Yield (FTE) *	4.96%	5.12%	5.07%	5.09%	5.21%
Adjusted yield (FTE) **	4.65%	4.82%	4.78%	4.81%	4.93%

* Calculated as interest income (FTE) divided by average loans. Annualized for quarterly periods.
** Calculated as adjusted interest income (FTE) divided by average loans. Annualized for quarterly periods.

Efficiency ratio:
Total revenue	$90,809	$91,727	$90,414	$87,097	$90,967
Add: Tax equivalent adjustment	1,504	1,324	1,199	1,108	1,032
Total revenue (FTE)	$92,313	$93,051	$91,613	$88,205	$91,999

Noninterest expense	$47,092	$48,318	$54,279	$49,326	$48,299
Less: Amortization of intangible assets	2,313	2,768	4,069	4,690	4,688
Tangible noninterest expense	$44,779	$45,550	$50,210	$44,636	$43,611
Efficiency ratio *	48.5%	49.0%	54.8%	50.6%	47.4%

* Calculated as the ratio of tangible noninterest expense to total revenue (FTE).

Tangible common equity and tangible common equity to tangible assets:
Total stockholders' equity	$1,451,370	$1,421,090	$1,430,964	$1,437,656	$1,406,316
Less: Goodwill and other intangible assets	709,723	712,036	714,803	718,872	723,562
Tangible common equity	$741,647	$709,054	$716,161	$718,784	$682,754

Total assets	$9,641,261	$9,371,429	$9,292,283	$9,274,880	$9,273,411
Less: Goodwill and other intangible assets	709,723	712,036	714,803	718,872	723,562
Tangible assets	$8,931,538	$8,659,393	$8,577,480	$8,556,008	$8,549,849
Tangible common equity to tangible assets	8.3%	8.2%	8.3%	8.4%	8.0%